Exhibit 99.1

FOSTER WHEELER ANNOUNCES SHARE REPURCHASE PROGRAM

HAMILTON, BERMUDA, September 12, 2008--Foster Wheeler Ltd. (Nasdaq: FWLT) today said its board of directors has authorized a common share repurchase program under which the company is authorized to repurchase up to $750 million of its outstanding common shares.

“We have stated and continue to believe that growth, including acquisition, is our first priority for the use of cash,” said Raymond J. Milchovich, the company's chairman and chief executive officer. “However, we believe this growth strategy can co-exist with a buyback program. We believe the buyback program presents us with a compelling opportunity for the creation of shareholder value, especially at a time when we have a very bullish outlook for the company. In particular, we have generated two consecutive quarters of all-time record net income this year; both business groups are operating extremely well; fundamental market demand continues to be very strong and unchanged; we have accumulated record levels of cash; and the prospects for continued business growth and cash generation continue to be excellent.”

Any repurchases will be made at management's discretion in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price, the limitations in the company's senior credit facility and other factors. The program does not obligate Foster Wheeler to acquire any particular number of common shares and the program may be suspended or discontinued at any time. Any repurchases made pursuant to the share repurchase program will be funded using Foster Wheeler's cash on hand.

Foster Wheeler Ltd. is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs over 14,000 talented professionals with specialized expertise dedicated to serving our clients through one of its two primary business groups. The company’s Engineering & Construction (E&C) Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries. The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services. The company is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

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08-321

Safe Harbor Statement
Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in Part I, Item 1A “Risk Factors” of the Company’s 2007 Form 10-K, which was filed with the SEC on February 26, 2008 and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by us or where equipment or services are or may be provided by us, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and clams by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Media Contacts:
United States	Maureen Bingert	908 730 4444	maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908 730 4155	scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com